Exhibit 10.5

Certain information in this Exhibit marked [*] has been excluded from the exhibit because it is both (i) not material and (ii) is the type that the company treats as private or confidential.

Engagement Letter (the “Agreement”)

between

BirchBioMed Inc.

Represented by: Mark S. Miller, Co-founder, Chairman and CEO

130 Kingcross Drive

King City

Ontario, Canada L7B 1E6

(both hereinafter referred to as the Company or BirchBioMed)

and

CHG BioVenture SA

Represented by: Hervé Girsault, Managing Partner

Spichermatt 30

CH-6370 Stans

Switzerland

(hereinafter referred to as CHG Bioven or Consultant)

(Company and Consultant hereinafter individually or collectively also referred to as Party or Parties, respectively)

WHEREAS,

(A)	BirchBioMed is a clinical-stage immunology company dedicated to the evaluation and development of commercially viable autoimmune therapeutics/therapies and anti-scarring drugs. It holds exclusive worldwide license from UBC for two breakthrough technologies which may transform the treatment of autoimmune diseases such as type 1 diabetes and alopecia, as well as scars and other immunological fibrotic conditions

(B)	CHG BioVenture is a consultancy boutique providing specialized services, including Business strategy and plans, Fund Raising, Merger & Acquisitions, Partnering, Business Development and Licensing services to healthcare companies from early stage to exit

(C)	Consultant has extensive experience and expertise in the Healthcare industry, in senior executive and leadership positions in Big Pharma, in biopharmaceutical and biotechnology companies, including in general management, Merger & Acquisitions, Business Development and Licensing, and Corporate fund raising

(D)	The Company is interested to make the Consultant’s experience and expertise available to BirchBioMed and to use his services as Chief Business Officer reporting to the CEO and as a member of BirchBioMed executive management team, with responsibility to work with the CEO to i) address business and strategic matters, ii) achieve M&A and/or business development transactions with one or several prospects (each a “Prospect”, several the “Prospects”) including but not limited to the sale of the Company, the out-licensing of its assets, the establishment of a joint venture (the “BD Transactions”), and iii) raise capital for the Company (the “Funding Round”) to support the development of its products up to BD Transactions, or for certain to their commercialization as the case may be.

(E)	Consultant has expressed interest to provide the services listed above (the “Services”) under the terms of the Agreement.

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NOW, THEREFORE, for and in consideration of the premises, mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

1	SERVICES OF CONSULTANT

1.1.	Engagement of Services. During the term of the Agreement, Consultant shall provide the Services to company. Consultant will perform his work and conduct the activities necessary to execute and complete the Services in a timely and professional manner consistent with industry standards and at a location, place and time that Consultant deems appropriate. Company will make its facilities and equipment available to Consultant as necessary and reasonably possible.

1.2.	Standard of Services. Consultant undertakes to perform the Services hereunder with a high quality, adhere to any and all applicable laws, rules and regulations of the United States and Canada. Company shall provide Consultant with comprehensive, reliable and accurate information in a timely manner necessary to perform his Services in accordance with the provisions of the Agreement.

1.3.	No conflict. The Parties represent that they are entitled and empowered to enter into the Agreement as applicable and, by doing so, are not in conflict with any laws, rules and regulations or any other agreements or contracts with any third party, and that the Agreement, once executed, shall be legally binding on the parties in accordance with its terms. Consultant hereby confirms that he has no conflict of interest.

1.4.	Nothwithstanding the above, Company fully acknowledges and agrees that Consultant is engaged in other, non-competing activities (i.e. in activities other than those described in Section 4.5 below) and relies on Consultant expertise and judgment to allocate adequate time to deliver his Services. Consultant acknowledges that the Company has engaged Maxim Group to provide underwriting services in connection with a contemplated initial public offering pursuant to an agreement annexed hereto as Exhibit A (BirchBioMed Firm Commitment IPO Fully EXE and Birch IPO Extension).

1.5.	Reporting. Consultant shall regularly report on the status of his activities under the Agreement as the case may be by providing company with verbal updates and, when requested, with a short, written summary report thereon. All such written reports shall be sent, at least one copy of which is to be sent by confirmed e-mail transmission, to:

BirchBioMed.

Mr Mark Miller, Chairman and CEO

130 Kingcross Drive

King City

Ontario, Canada L7B 1E6

E-Mail: **

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2	CONSIDERATION

As consideration for his Services, Company has agreed to pay and grant to Consultant:

2.1.	Monthly Fee

-	a monthly fee of US $ 10’000.00

■	the monthly fee shall be due only after the Company has raised the amount of US $4 million (the “Minimum Threshold”) from existing and new investors in the Company after the Effective Date as defined below. For the avoidance of doubt, no monthly fee shall be due by the Company to the Consultant for his Services delivered prior to the Company having raised the Minimum Threshold

■	the monthly fee shall be due in arrears and paid within the first five business days of the month following

■	The monthly fee shall be revised on a annual basis, in accordance with the Company policies.

2.2.	Secured shares

As part of its consideration, the Company shall grant free-of-charge 100’000 secured shares (the “Shares”) to Consultant valued at $4 per Share as follows: 50’000 Shares at the Effective Date as defined below and 50’000 Shares upon the first anniversary of the Agreement.

2.3.	Funding Success Fee

-	The Company shall pay Consultant a funding success fee (the “Funding Success Fee”) of:

■	2.0% of the capital raised in the Funding Round up to US $5 million

■	3.0% of the capital raised in the Funding Round over US $5 million

-	the sources of capital raised in the Funding Round for the purpose of calculating the Funding Success Fee shall include private equity firms, venture capital funds, private investors and private lenders via convertible notes, family offices and high networth individuals from the Consultant network (the “Consultant Network”) as listed in Exhibit B of the Agreement, which may be regularly updated by Consultant.

-	For the avoidance of doubt, the Funding Success Fee shall not apply to i). the amount raised by the Company in an IPO, SPAC, RTO or reverse merger and ii). the amount raised in the Funding Round from third parties investors not listed in the Consultant Network, unless Consultant was invited by the CEO of the Company to participate in the negotiations leading to an investment agreement between such third parties and the Company.

-	the Funding Success Fee shall be paid to Consultant by the Company within ten (10) calendar days following receipt on its bank account of the Invested Capital raised in the Funding Round.

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2.4.	BD Success Fee

The Company shall pay to Consultant a BD success fee (the “BD Success Fee)” for each BD Transactions successfully concluded with a Prospect or several Prospects, as follows:

-	for BD Transaction(s) concerning autoimmune, organ fibrosis and opthamology therapeutic areas:

■	2.0% of the BD Transaction Proceeds (as defined in article 2.6 hereunder) up to $400 million

■	2.15% of the BD Transaction Proceeds on the tranche from above $400 million to $800 million

■	2.25% of the BD Transaction Proceeds on the tranche above $800 million

-	for BD Transaction(s) concerning dermatology, including treatments of scars, ke-loids, wrinkles, for skin care and skin health:

■	3% of the BD Transaction Proceeds

-	The BD Success Fee shall be payable to Consultant within fourteen (14) calendar days following receipt by Company of each BD Transaction Proceeds (as defined below). Company shall communicate to Consultant the necessary information to allow CHG Bioven to issue the corresponding invoice or invoices for the execution of the corresponding payment or payments within the above mentioned time.

2.5.	The BD Success Fee shall cover all the Services provided by the Consultant relevant to a BD Transaction, including deal process management, content and negotiation of term sheet, negotiation of the definitive agreement with the Prospect(s).

2.6.	BD Transaction Proceeds (as defined below), shall be calculated as a percentage of the total net proceeds, i.e. less of any taxes and other agreed deductibles, if any, in connection with the transaction (the “BD Transaction Proceeds”), received from the 3rd party Prospect, by the Company and/or by any other receiving entities economically linked with Company, including but not limited to Company parent, successor, affiliates and/or controlled entities (all being jointly referred to as “Company” hereunder). The BD Transaction Proceeds shall include as applicable: the option fee(s) or equivalent; any cash payments and payments in equity of the Prospect as applicable made at closing of the BD Transaction and following it, as applicable; any cash payments and/or payments made in equity of the acquirer following the execution of the BD Transaction including future cash milestones, royalty income on sales, earnings from profit sharing and any other differed payments as the case may be made to the Company. In case of contingent payments (earn-out, escrow etc.), the BD Success Fee on that portion of the BD Transaction Proceeds shall be subject to the actual receipt of such payment by the Company. Company shall immediately notify Consultant at his e-mail address indicated in the signature bock hereunder and by certified post mail upon receipt of each and every BD Transaction Proceed(s) indicating the nature of the payment(s) with all necessary details, including payment dates and amounts contractually agreed with the Prospect in accordance with the terms of the respective BD Transaction. Upon provision of this information by the Company to Consultant, Consultant shall issue the corresponding invoice(s) to the Company.

2.7.	EXPENSES

Company undertakes to pay to Consultant such reasonable out-of-pocket expenses, which are limited to travel expenses of business class, accommodation expenses and phone bills (when free-of-charge calls are not available) incurred by Consultant in rendering services hereunder. Consultant shall invoice all expenses incurred with the respective receipts attached. Invoices will be payable ten (10) days after receipt of the monthly invoices. Individual expenses of over $ 200 shall be pre-approved by Compa-ny, such as airline tickets, hotel accommodation, travel expenses.

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3.	INTELLECTUAL PROPERTY RIGHTS

3.1.	Any and all data, results, reports, discoveries, inventions, ideas and other results achieved, gained or otherwise acquired by Consultant in performing his Services under the Agreement, shall be the exclusive property of Company. Consultant undertakes to promptly disclose to Company any and all inventions, discoveries or ideas made, and Company shall be entirely free to use the same or apply for any intellectual property protection thereof in its own name at its sole discretion.

3.2.	Consultant undertakes to sign, execute and deliver any and all documents, declarations or other things reasonably requested by Company to give effect to Company ownership as set forth above or for any application for intellectual property rights in company name therein without compensation for consultant.

4.	CONFIDENTIALITY AND EXCLUSIVITY

4.1.	During the term of the Agreement as defined below, Company will disclose, otherwise make available or provide to Consultant proprietary and confidential material, information, data, documents and any other relevant information to perform its Services, in written, oral or any other form, related to, without limitation, Company’s business, finance, strategic and development plans, patents, know-how, projects and products, customers, partners, personnel, marketing (collectively hereinafter referred to as “Confidential Information”).

4.2.	Consultant hereby undertakes and agrees to hold in strict confidence and not to use, disclose, give access to, otherwise make available to third parties or copy any of the Confidential Information, except to the extent allowed under, and required for the purposes of the Agreement and/or with the prior written consent of Company. In addition to, and not in limitation of the foregoing, Confidential Information which in order to fulfil the Services hereunder needs to be disclosed to third parties (including without limitation governmental agencies, business partners of Company etc.) shall not be disclosed to any such third party without such third party (i) being bound by mandatory legal or professional confidentiality obligations, or (ii) having previously entered into a written confidentiality agreement containing substantially identical provisions to protect Confidential Information. In case of any doubt, Consultant shall prior to any such disclosure consult with Company as to whether a separate confidentiality agreement is required for a specific third party or not.

4.3.	In the event of any termination or expiration of the Agreement for whatsoever reason, and upon first request by Company at any time during the term of the Agreement, Consultant undertakes to return to Company promptly upon such termination or expiration all of the Confidential Information, including every and all copies made thereof, except for one (1) copy of each item of Confidential Information which Consultant may retain in confidential files exclusively for record purposes hereunder.

4.4.	The obligations of confidentiality and non-use contained in this article 4 shall survive the expiration or termination of the Agreement for whatsoever reason for an indefinite period of time, in any event as long as any of the Confidential Information has not entered the public domain without a breach of the Agreement.

4.5.	During the entire term of the Agreement, and for a period of two (2) years after the expiration or termination of the Agreement for whatsoever reason, Consultant shall not provide any services to, directly or indirectly represent (whether as employee, director, officer, consultant, agent, advisor or otherwise), or directly or indirectly acquire any interest in, any other company, if such other company and/or its projects or products are directly competitive to the business or products of Company or any affiliate of Company, without the express prior written consent of Company.

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5.	TERM AND TERMINATION

5.1.	The Agreement is entered into for an indefinite period of time as of the date if its signature last written below (the “Effective Date”) and replaces the Engagement Letter signed on January 25th, 2021 and all the successive amendments entered by the Parties, from the first Amendment signed on September 21st, 2021 up to the last Updated Amendment #4 signed on August 31st, 2022 which have become null and void.

5.2.	Notwithstanding the provisions of Section 5.1 above, the Agreement and each of its articles shall remain valid and in force for a minimum period of 18 months from the Effective Date (the “Initial Period”), subject to Section 5.3. not being triggered and leading to its termination. Following the Initial Period, either Party may terminate the Agreement for no cause as per the end of each calendar quarter with a three (3) months prior written notice to the other Party to this effect.

5.3.	Notwithstanding the provisions of Section 5.2 above, either Party shall have the right to terminate the Agreement by written notice sent to the other Party by e-mail ( as provided in the signature block) and by registered mail at the address indicated in the Agreement, in the event of any substantial, material breach of the Agreement by the other Party which has not been cured by the breaching party within 30 days of receiving a written notification of the breach by the non-breaching Party in its full details.

5.4.	The termination or expiration of the Agreement shall not terminate or in any way reduce any rights or obligations of either Party accrued prior to the Effective Date of such termination or expiration. It is understood and agreed that Article 3 and Article 7 of the Agreement shall survive any expiration or termination of the Agreement for whatsoever reason.

5.5.	Notwithstanding the provisions of Section 5.4 above, if Company has terminated the Agreement after the Initial Period for any reasons other than the one specified in Article 5.3, Consultant shall receive from the Company the full amount of the Funding Success Fee and the full amount of the BD Success Fee due to the Consultant in accordance with the provisions of Article 2 above if they occur within twelve (12) months following the termination of the Agreement.

6.	MISCELLANEOUS

6.1.	Independent Contractors. It is expressly agreed that the Parties shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding upon the other Party, without the express prior written consent of the other Party to do so.

6.2.	No Employment. The Consultant shall neither be or become nor deemed to be or become an employee of Company but shall be acting as an independent, self-employed consultant hereunder. Consequently, Consultant shall arrange, and shall be solely liable, for any and all insurance coverage and social security and tax payments required by applicable law in connection with the Agreement or deemed necessary for Consult-ant’s purposes and situation and Company has no responsibility or liability with respect thereto whatsoever.

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6.3.	Entire Agreement. The Agreement, together with all Appendices referred to herein, sets forth all the promises, agreements, conditions and understandings, supersedes and replaces any and all previous arrangements and understandings and constitutes the entire Agreement between the Parties on the subject matter, and no subsequent alterations, amendments, changes or additions hereto shall be binding and valid unless reduced in writing and signed by each Party.

6.4.	Assignment. The Agreement and the rights and obligations hereunder shall not be assignable by Consultant to any third party, unless expressly otherwise provided for herein, or with the prior written consent of Company.

6.5.	Notices. All notices required to be given or submitted pursuant to the Agreement shall be in writing, in English language and delivered personally or by international courier services or registered mail or by confirmed e-mail transmission to the addresses provided in the Agreement, or in the case of the reports required under Section 1.3 to the address set forth in such Section 1.3, or to such other address as either Party may from time to time designate to the other Party in writing in accordance with this Section 6.4.

6.6.	Invalidity of Provisions. In the event that any of the terms or provisions of the Agreement should be in conflict with any applicable rule of law or statutory provision, or should be otherwise unenforceable under any applicable laws or regulations of any government or sub-division thereof, such terms and provisions shall be stricken from the Agreement without effect on the validity of all other terms and provisions of the Agreement which shall remain in full force. The Parties agree to substitute any such invalid provision by valid terms or provisions, which, to the extent possible, maintain the commercial intent of the invalid terms on an equitable basis.

7.	GOVERNING LAW AND JURISDICTION

7.1.	The Parties hereto agree that the Agreement, all transactions effected hereunder and all relationships between the Parties in this connection shall be construed under and shall be governed exclusively in all respects by the laws of the Province of Ontario and the federal laws of Canada applicable therein, without reference to the principles of conflict of laws thereof.

7.2.	Any and all disputes out of or in connection with the Agreement, which may not be amicably resolved between the Parties, shall be brought exclusively in the courts of the Province of Ontario located in Toronto, Canada, and each party waives any objection to venue in any such court or to any claim that any such court is an inconvenient forum.

(signature page following below)

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IN WITNESS WHEREOF, the Parties acknowledge their understanding and their consent with the terms of the Agreement and have executed it at the dates shown below:

King City, Ontario, Canada, 1st March 2023	Stans, Switzerland, 1st March 2023

BirchBioMed	CHG BioVenture SA

/s/ Mark Miller	/s/ Hervé Girsault

by: Mark Miller, Chairman & CEO	by: Hervé Girsault, Managing Partner
e-mail: **	e-mail: **

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EXHIBIT A: MAXIM GROUP

[*]

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EXHIBIT B: CONSULTANT NETWORK

[*]

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